PRINCIPAL FUNDS, INC.
AMENDED & RESTATED
SUB-ADVISORY
AGREEMENT


AGREEMENT executed as of May 22, 2017, by and between PRINCIPAL GLOBAL INVESTORS, LLC, a Delaware limited liability company (hereinafter called "the Manager"), and SYMPHONY ASSET MANAGEMENT LLC, a California
Limited Liability Company (hereinafter called "the Sub-Advisor).

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each Fund of the Principal Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the
"1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with the investment advisory services for a certain designated portion of the assets in each series identified in Appendix A (hereinafter called the "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services with respect to such assets; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

(a)	Management Agreement (the "Management Agreement")
with the Fund;
(b)	The Fund's registration statement and financial statements
as filed with the Securities and Exchange Commission;
(c)	The Fund's Articles of Incorporation and By-laws;
(d)	Policies, procedures or instructions adopted or approved
by the Board of Directors of the Fund relating to obligations and services provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.	Appointment of Sub-Advisor
In accordance with and subject to the Management
Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of such portion of the assets of each Series as may be allocated to the Sub-Advisor by the Manager, from time to time (the
"Allocated Assets"), subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The
Manager grants the Sub-Advisor full discretion to perform such services. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.	Obligations of and Services
to be Provided by the Sub-
Advisor The Sub-Advisor will:
(a)	Provide investment advisory services relating to the
assets allocated to it.


(b)	Furnish to the Board of Directors of the Fund for
approval (or any appropriate committee of such Board),
and revise from time to time as economic conditions
require, a recommended investment program for the
Fund consistent with the Series' investment objective and
policies,,
(c)	Implement the approved investment program by placing
discretionary orders for the purchase and sale of
securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio turnover or any
tax considerations, subject always to the provisions of
the Fund's Articles of Incorporation and Bylaws, the
requirements of the 1940 Act, as each of the same shall
be from time to time in effect.
(d)	Advise and assist the officers of the Fund, as requested
by the officers, in taking such steps as are reasonably
necessary or appropriate to carry out the decisions of its
Board of Directors, and any appropriate committees of
such Board, regarding the general conduct of the
investment business of the Series.
(e)	Maintain, in connection with the Sub-Advisor's investment
advisory services provided to the Series, its compliance
with the 1940 Act and the regulations adopted by the
Securities and Exchange Commission thereunder and the
Series' investment strategies and restrictions as stated in
the Fund's prospectus and statement of additional
information as such statement may be amended from time
to time, subject to receipt of such additional information
as may be required from the Manager and provided in
accordance with Section 11(d) of this  Agreement. The
Sub-Advisor has no responsibility for the maintenance of
Fund records except insofar as is directly related to the services it provides to the Series.
(f)	Report to the Board of Directors of the Fund at such
times and in such detail as the Board of Directors may
reasonably deem appropriate in order to enable it to
determine that the investment policies, procedures and
approved investment program of the Series are being
observed.
(g)	Upon request, provide assistance in the determination of
the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures
and methods established by the Fund's Board of Directors.
(h)	Furnish, at its own expense, (i) all necessary investment
and management facilities, including salaries of clerical
and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of its duties under this Agreement.
(i)	Select broker-dealers, banks, loan traders and futures
commission merchants ("broker- dealers"), to effect all transactions for the Series, place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent consistent with applicable law, purchase or sell orders for the Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-
Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients. The Manager recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Series. The Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the Fund's Board of Directors providing such information as the number of aggregated trades to which the Series was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades. The Sub-Advisor shall use its best efforts to obtain execution of transactions for the Series at prices in accordance with its duty of best execution and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Advisor may select brokers or dealers on the
basis that they provide brokerage, research or other
services or products to the Sub-Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer
would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination,
with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to the Series as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Series.
U) Maintain all accounts, books and records with respect to the Series as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Investment Advisers Act of 1940 (the "Investment
Advisers Act"), and the rules thereunder, and furnish the Fund and the Manager with such periodic and special reports as the Fund or Manager may reasonably
request. In compliance with the requirements of Rule
31a-3 under the 1940 Act, the Sub-Advisor hereby agrees
that all records that it maintains for the Series are the property of the Fund, agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any
records that it maintains for the Series upon request by
the Fund or the Manager, provided that the Manager
may retain one copy of all such records..
(k)	Observe and comply with Rule 17j-1 under the 1940 Act
and the Sub-Advisor's Code of Ethics adopted pursuant to
that Rule as the same may be amended from time to
time. The Manager acknowledges receipt of a copy of Sub-Advisor's current Code of Ethics. Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor's Code of Ethics.
(I)	From time to time as the Manager or the Fund may
request, furnish the requesting party reports on portfolio transactions and reports on investments held by the
Series, all in such detail as the Manager or the Fund may reasonably request. The Sub-Advisor will make available its officers and employees to meet with the Fund's Board
of Directors at the Fund's principal place of business on
due notice to review the investments of the Series.
(m)	Provide such information reasonably requested by the
Fund or the Manager as is customarily provided by a sub-advisor and may be required for the Fund or the
Manager to comply with their respective obligations
under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the
"Code"), the 1940 Act, the Investment Advisers Act, the Securities Act of 1933, as amended (the "Securities
Act"), and any state securities laws, and any rule or regulation thereunder. Sub-Advisor will advise Manager of any changes in Sub-Advisor's Senior Management (i.e.
Chief Investment Officer and Chief Executive Officer)
within a reasonable time after any such change. Manager acknowledges receipt of Sub-Advisor's Form ADV more than 48 hours prior to the execution of this Agreement.
(n)	Have the responsibility and authority to vote proxies
solicited and corporate actions by or with respect to, the issuers of securities held in the Series, but for clarification, not the processing of class action claims or settlements. The Manager shall cause to be forwarded to Sub-Advisor all proxy solicitation and corporate action materials that it receives and shall assist Sub-Advisor in its efforts to conduct the proxy voting and corporate action process.

3.	Prohibited Conduct
In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life
Insurance Company regarding transactions for the Fund in securities or other assets.

4.	Compensation
As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Fund, the Manager shall pay the compensation specified in Appendix A to this Agreement.

5.	Liability of Sub-Advisor
Neither the Sub-Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's duties under this Agreement or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates.

6.	Indemnification
The Manager agrees to indemnify and hold harmless the Sub-Advisor from and against any and all claims, losses, liabilities or damages (including reasonable attorneys' fees and other related expenses), ("Losses") howsoever arising, from or in connection with this Agreement or the performance by the Sub-Advisor of its duties hereunder, so long as the Sub-Advisor shall, after receipt of notice of any claim or commencement of any action, promptly notify the Manager in writing of the claim or commencement of such action. The Manager shall not be liable for any settlement of any claim or action effected without its written consent. Nothing contained herein shall require the Manager to indemnify the Sub-Advisor for Losses resulting from the Sub-Advisor's willful misfeasance, bad faith or gross negligence in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.

7.	Supplemental  Arrangements
The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel, non-investment, operational or compliance processes, and facilities to the Sub- Advisor.
Any arrangements to provide investment advisory services in connection with the Fund's securities will be subject to written notification to and approval of the Manager and, where required by applicable law the Board of Directors of the Fund.

8.	Services to Others
The Sub-Advisor may act as a portfolio manager or sub-advisor to other funds and discretionary accounts in addition to the Series. If the availability of any particular investment security is limited and that asset is consistent with the Series investment objectives and policies and also the investment objectives, investment strategies and investment restrictions of one or more of the Sub-Advisor's other accounts, such asset will be allocated on a fair and equitable basis over time having regard to whether the assets are currently held in any of the relevant investment portfolios, the relevant size and of the Series and other accounts managed or sub-advised by the Sub-Advisor and any other factors which the Sub-Advisor considers reasonable. The Sub-Advisor shall not be obligated to present any particular investment opportunity to the Series even if such opportunity is of a character which, if presented to the Series, could be taken by the Series. The
Sub-Advisor may also enter into transactions for the Series which are different than transactions for its other accounts.

9.	Regulation
The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the Sub-
Advisor in connection with the services provided by the Sub-Advisor pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

10.	Duration and Termination of This Agreement
No amendment of this Agreement shall be effective unless in writing and signed by both parties. This
Agreement shall become effective with respect to a Series as of the corresponding date set forth on Appendix
B to this Agreement, as may be amended from time to time, and, unless otherwise terminated, shall continue in effect for the initial term set forth on Appendix B to this Agreement, and thereafter from year to year provided that in each case the continuance is specifically approved within the period required by the 1940 Act either by the Board of Directors of the Fund who are not interested persons of the Manager, Principal Life Insurance
Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the Board of Directors or the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Allocated Assets of such Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or Sub-Advisor or other definitive action; provided, that the compensation received by the Sub-
Advisor in respect to the Allocated Assets of such Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 10, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied. In either case, any open trades which have not settled on the effective date of termination will settle for the account of the Fund. .

11.	Amendment of this Agreement
No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval, and such amendment is signed by both parties.

12.	General Provisions
(a)	Each party agrees to perform such further acts and
execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the
laws of the State of Iowa. The captions in this
Agreement are included for convenience only and in no
way define or delimit any of the provisions hereof or
otherwise affect their construction or effect.
(b)	Any notice under this Agreement shall be in writing,
addressed and delivered. E- mailed or mailed postage
pre-paid to the other party at such address as such
other party may designate for the receipt of such
notices Until further notice to the other party, it is
agreed that the address of the Manager for this purpose
shall be Principal Financial Group, Des Moines, Iowa
50392-0200, and the address of the Sub-Advisor shall
be 555 California Street, Suite 2975, San Francisco,
California, 94104 ATTN: Angela McKillen.
(c)	The Sub-Advisor will promptly notify the Manager in
writing of the occurrence of any of the following events:
(1)	the Sub-Advisor fails to be registered as an
investment adviser under the Investment Advisers
Act or under the laws of any jurisdiction in which
the Sub-Advisor is required to be registered as
an investment advisor in order to perform its
obligations under this Agreement.
(2)	the Sub-Advisor is served or otherwise receives
notice of any action, suit, proceeding, inquiry or
investigation, at law or in equity, before or by any
court, public board or body, involving the affairs of
the Fund.
(d)	The Manager shall provide (or cause the Series
custodian to provide) timely information to the Sub-
Advisor regarding such matters as the composition of
the assets of the Series, cash requirements and cash
available for investment in the Series, and all other
reasonable information as may be necessary for the Sub-
Advisor to perform its duties and responsibilities
hereunder.
(e)	The Manager represents and warrants to the Sub-Advisor
that:
(1)	it has the full capacity and authority to execute and
deliver this Agreement. This Agreement has been
duly and validly authorized, executed and
delivered on behalf of the Fund and is a valid
and binding agreement of the Manager and
enforceable in accordance with its terms;
(2)	the Fund and the Manager are in compliance with
all applicable laws, rules and regulations to which
they are subject and have all of the licenses,
registrations and approvals that are required to
operate their respective businesses and will notify
the Sub-Manager if it fails to be registered as an
Investment Manager under the Investment Advisors
Act or any jurisdiction in which it is required to be
registered;
(3)	it is responsible for all of the information
contained in the Fund's registration statement, as
amended, including the Prospectus, Prospectus
Supplement and Statement of Additional
Information (collectively the "Fund Documents")
and as of the date hereof, the Fund Documents do
not contain  any untrue statement of a material fact
or omit to state a material fact required to be
stated therein or necessary to make the statement
made therein not misleading and are presented in
accordance with applicable law; provided that no
representation is made as to information with
respect to the Sub-Advisor provided in writing to
Manager by the Sub-Advisor specifically for
inclusion in the Fund Documents.
(f)	The Sub-Advisor represents that it will not enter into any
agreement, oral or written, or other understanding under which the Fund directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in consideration for the promotion or sale of Fund shares or shares issued by any other registered investment company. Sub-advisor further represents that it will not permit those who select brokers or dealers for execution of fund portfolio securities transactions to take into account the broker or dealer's promotion or
sale of Fund shares or shares issued by any
other registered investment company.
(g)	The Sub-Advisor agrees that neither it nor
any of its affiliates will in any way refer
directly or indirectly to its relationship with the
Fund, the Series, or the Manager or any of their
respective affiliates in offering, marketing or
other promotional materials without the
express written consent of the Manager,
except to the extent required by applicable law
or legal process, and provided that the
Manager and the Sub-Advisor agree that the
Sub-Advisor is permitted to include the name of
the Fund, the Series, or the Manager in its
client lists used for marketing purposes
(h)	This Agreement contains the entire understanding and
agreement of the parties.

   IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.


PRINCIPAL GLOBAL
INVESTORS, LLC


By	/s/Michael J. Beer
Michael J. Beer,
Executive Director-
Principal Funds


By	/s/Adam U. Shaikh
Adam U. Shaikh,
Counsel



SYMPHONY ASSET
MANAGEMENT LLC



By	/s/Judith MacDonald
Name:  Judith
MacDonald
Title:  General
Counsel



APPENDI X A

[Intentionally Omitted]




APPENDI X B

Effective Date and Initial Term of Sub-Advisory Agreement for each
Series
Series
Effective Date
Initial Term
Diversified Real Asset Fund
(Floating Rate Sleeve)
May 22, 2017
2 Years